Exhibit 10.17

SECURITY AGREEMENT

(Financial Assets)

This Security Agreement (“Agreement”) to be effective as of June 24, 2013.

GRANT OF SECURITY INTEREST. For valuable consideration, the undersigned PFENEX INC., OF any of them (“Debtor”), hereby grants and transfers to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association having Commercial Banking offices at 401 B. Street, Suite 2201, San Diego, CA 92101 (“Bank”), a security interest in: (a) Debtor’s account no.(s): 3BA05753 maintained at Wells Fargo Institutional Securities, LLC (whether held in Debtor’s name or as a Bank collateral account for the benefit of Debtor), any sub-account thereunder or consolidated therewith, and all replacements or substitutions therefor, including any account resulting from a renumbering or other administrative re-identification thereof (such accounts each and collectively being, the “Securities Account”, and the parties at which the Securities Accounts are maintained each and collectively being, the “Intermediary”), (b) all financial assets credited to the Securities Account (including, without limitation, any interests or shares in hedge funds and any pending subscription or redemption amounts relating thereto (each, a “Hedge Fund”)), (c) all security entitlements with respect to the financial assets credited to the Securities Account, and (d) any and all other investment property or assets maintained or recorded in the Securities Account, (with all the foregoing collectively defined as “Collateral”), together with whatever is receivable or received when any of the Collateral or proceeds thereof are sold, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, (i) all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, (ii) all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing, and (iii) all stock rights, rights to subscribe, stock splits, liquidating dividends, cash dividends, dividends paid in stock, new securities or other property of any kind which Debtor is or may hereafter be entitled to receive on account of any securities pledged hereunder, including without limitation, stock received by Debtor due to stock splits or dividends paid in stock or sums paid upon or in respect of any securities pledged hereunder upon the liquidation or dissolution of the issuer thereof (hereinafter called “Proceeds”). Except as otherwise expressly permitted herein, in the event Debtor receives any such Proceeds, Debtor will hold the same in trust on behalf of and for the benefit of Bank and will immediately deliver all such Proceeds to Bank in the exact form received, with the endorsement of Debtor if necessary and/or appropriate undated stock powers duly executed in blank, to be held by Bank as part of the Collateral, subject to all terms hereof As used herein, the terms “security entitlement,” “financial asset” and “investment property” shall have the respective meanings set forth in the California Uniform Commercial Code.

OBLIGATIONS SECURED. The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness under, relating to, or in connection with, that certain Revolving Line of Credit Note dated June 24, 2013, in the principal amount of Two Million Four Hundred Thousand Dollars ($2,400,000.00), executed by PFENEX INC., or any of them (“Obligor”) to Bank and all extensions, renewals or modifications thereof, and restatements or substitutions therefor; and (b) all obligations of Debtor and rights of Bank under this Agreement. The word “Indebtedness” is used herein in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and however arising, whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including under any swap, derivative, foreign exchange, hedge, deposit, treasury management or other similar transaction or arrangement, and whether liable individually or jointly with others, or whether recovery upon such Indebtedness may be or hereafter becomes unenforceable.

EXCLUSIONS FROM COLLATERAL. Notwithstanding anything herein to the contrary, the terms “Collateral” and “Proceeds” do not include, and Bank disclaims a security interest in, all Collective Investment Funds now or hereafter maintained in the Securities Account. “Collective Investment Funds” means collective investment funds as described in 12 CFR 9.18 and includes, without limitation, common trust funds maintained by Bank for the exclusive use of its fiduciary clients. In addition, Bank may, at its sole discretion and at any time upon written notice to Debtor, release Bank’s security interest in any WF Securities in the Collateral or Proceeds and exclude WF Securities from the determination of value requirements to which the Collateral is subject to hereunder. Such release, if any, shall not relieve Debtor from the obligation to satisfy any value requirement set forth herein. As used herein, “WF Securities” means stock, securities or obligations of Wells Fargo & Company or of any affiliate thereof (as the term affiliate is defined in Section 23A of the Federal Reserve Act (12 USC 371(c), as amended from time to time).

COLLATERAL VALUE PROVISIONS.

(a) Value Requirements. The Margin Value of the Collateral shall at all times exceed Two Million Four Hundred Thousand Dollars ($2,400,000.00). Whenever applicable, the credit limits of Regulation U of the Federal Reserve Board (12 U.S.C. § 221 et seq) shall also be satisfied as prescribed therein. Such of the Collateral as is necessary to satisfy any other value requirement imposed by Bank shall not be eligible to satisfy value requirements herein.

(b) Maintenance of Value. If at any time the value requirements herein are not satisfied Debtor shall, within three (3) business days, take all remedial action necessary to restore the value requirements to satisfied status. Remedial action may include the following in any combination or amount: (i) delivery of additional Collateral acceptable to Bank; (ii) substitution of assets providing little or no support to value requirements for assets providing greater support; (iii) payoff of the Indebtedness (or if applicable, reduction thereof); and/or (iv) conversion of assets to cash for any of the foregoing purposes.

(c) Breach of Value Requirements. Bank shall be under no obligation to permit advances when value requirements are not satisfied (or should an advance be permitted would not then be satisfied). Failure to satisfy value requirements within the time specified constitutes an Event of Default, and Bank may immediately, at its sole option, accelerate the Indebtedness and pursue any and all rights and remedies available to Bank under and subject to the terms of this Agreement or as may otherwise be available at law, equity, or both.

(d) Excess Collateral. Unless an Event of Default occurs, Collateral in excess of the value requirements is available for withdrawal by Debtor, free and clear of Bank’s lien thereon, at Debtor’s discretion. Bank shall be afforded such reasonable time, information and cooperation as may be necessary to accommodate Debtor requests for withdrawal of excess Collateral. Under no circumstances shall any Intermediary be authorized to release Collateral, or allow withdrawal(s) of excess Collateral, without the express written consent of an authorized employee of Bank from its applicable credit department.

(e) Trading of Collateral Permitted. Unless an Event of Default occurs, and provided all value requirements would continue satisfied after such activity, Debtor, or any party authorized by Debtor to act with respect to the Collateral, may receive payments of interest and/or cash dividends earned on the Collateral in the Securities Account, and may trade Collateral in the Securities Account. Without Bank’s prior written consent, and except as permitted by the preceding sentence or section (d) above, neither Debtor nor any party other than Bank may withdraw or receive distribution(s) of any of the Collateral from the Securities Account.

(f) Rule 144/145 Collateral. As to any Collateral that may be subject to the provisions of SEC Rule 144 or Rule 145, Debtor will not sell or otherwise transfer shares of securities of the issuer thereof (whether or not such shares are Collateral) without Bank’s prior written consent, which consent shall be given in Bank’s sole discretion.

(g) Hedge Fund Collateral. As to any Collateral that may be a Hedge Fund credited, maintained or recorded in the Securities Account, Debtor acknowledges and agrees such Hedge Fund is Collateral subject to the terms of this Agreement whether or not the Hedge Fund issuer’s books and records reflect same and whether or not Bank has agreed the Hedge Fund may contribute to value requirements set forth herein.

(h) Determination of Value; Collateral Eligibility; Definitions. Notwithstanding anything herein to the contrary, Collateral subject to assignment, pledge or other consent requirements of any third party, shall not be considered eligible for purposes of determining Debtor’s satisfaction of value requirements herein unless and until such required consent(s) shall have been furnished to Bank. In addition, the following apply for all purposes in determining Debtor’s satisfaction of the value requirements:

“Brokered Certificates of Deposit” or “Brokered CD’s” means an FDIC-insured certificate of deposit of any financial institution other than Wells Fargo Bank, N.A. obtained from or through the mediation or assistance of Wells Fargo Advisors, LLC, Wells Fargo Securities, LLC, or the Investment & Financial Services Group of Wells Fargo Bank and held in the Account.

“Commercial Paper” means fixed rate debt instruments of domestic corporations rated A2 or higher by Standard & Poor’s and Prime 2 or higher by Moody’s. Floating rate commercial paper and commercial paper of non-US corporations are not included in the term in this context.

“Corporate Bonds” means bonds of domestic corporations which are not convertible to equity and which are rated BBB- or higher by Standard & Poor’s and Baa3 or higher by Moody’s. Bonds of non-US corporations are not included in the term in this context. “Short Term” Corporate Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”. “Convertible Corporate Bonds” are Corporate Bonds convertible to equity securities of the issuer and which are rated A or higher by Standard & Poor’s.

“Equities” means: (1) common stock of domestic corporations and, except in the case of Small and Micro Cap Equities, American depository receipts (“ADR’s”), which, as to all of the foregoing, have a value greater than or equal to $10.00 per share, trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities; and (2) preferred stock of domestic corporations (or their affiliated trusts and entities) so long as the common stock of such issuers qualify as “Equities” (and despite that such preferred stock would not otherwise qualify as “Equities” due to market capitalization or initial public offering date). Equity securities of value less than $10.00 per share, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or delisted, or not publicly traded entities, and put or call options, rights or warrants, managed futures, auction rate preferred stock, and exchange funds, hedge funds, and other private equity or investment groups are not included in the term in this context. Otherwise qualifying restricted and control securities are included within the meaning of “Equities”, but only to the extent such securities can be converted to cash by Bank in three days or less in accordance with SEC Rules 144 or 145 should an Event of Default occur. “Large Cap” Equities are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Exchange Traded Fund” or “ETF” means a security of an investment company formed under the Investment Company Act of 1940 which trades on a National Securities Exchange, whose investments track an index, commodity or basket of assets, having greater than $100,000,000.00 in total assets under management and a minimum fair market value greater than or equal to $4.00 per share except in the case of Money Market ETF’s which shall have a minimum fair market value greater than or equal to $1.00, and except that leveraged ETF’s and inverse or “bear market” ETF’s are not included in the term in this context. ETF investment objective distinctions, as well as the factors that will exclude them from eligibility in this context, shall be identical to that applied in the case of Mutual Funds.

“Fair Market Value” or “FMV” means, as to any Collateral that is uncertificated, the per share or per unit closing sale price quoted or reported at the close of the immediately preceding business day in the Securities Account, and, as to any Collateral that is certificated, the per share or per unit closing sale price quoted or reported at the close of the immediately preceding business day were such share or unit held in uncertificated form in a securities account at Wells Fargo Advisors, LLC. (or in either case if not available, such other customary publication of securities closing sale prices as Bank may reasonably elect to reference) multiplied by the number of shares or units of like Collateral. The aggregate Fair Market Value of the Collateral is the total of all such Fair Market Values so determined plus the amount of cash Collateral. If Fair Market Value cannot be determined by the foregoing procedure, then Fair Market Value shall- be determined by the Bank, in its sole discretion, by reference to the notional amount of such assets or to public information and procedures that may otherwise then be available. All cash and other value references are to currency denominated in dollars of the United States of America.

“Margin Value” means the Fair Market Value of the Collateral multiplied by the applicable percentage set forth in the following table:

Collateral Type	% of FMV
Cash and cash equivalents (in the Securities Account)	95%
Wells Fargo Deposits (in the Securities Account or otherwise directly pledged)	100%
Brokered Certificates of Deposit	85%
Commercial Paper	80%
US Government Obligations — Short Term	90%
US Government Obligations — Longer Term	80%
Corporate & Municipal Bonds — Short Term	80%
Corporate & Municipal Bonds — Longer Term	70%
Corporate Bonds — Convertible	50	% *
Equities — Common — ADR’s & Large Cap	75	% *
Equities — Common — ADR’s & Mid Cap	65	% *
Equities — Common — Small & Micro Cap	55	% *
Equities — Preferred — Large, Mid, Small & Micro Cap	70	% *
Mutual Funds — Money Market	95%
Mutual Funds/ETF’s — Bond — US Government (Short Term)	90	% *
Mutual Funds/ETF’s — Bond —US Government (General and Longer Term	80	% *
Mutual Funds/ETF’s — Bond — Corporate & Municipal (Short Term)	80	% *
Mutual Funds/ETF’s — Bond — Corporate & Municipal (Longer Term)	70	% *
Mutual Funds/ETF’s — Bond — High Yield	60	% *
Mutual Funds/ETF’s — Bond — Global & International	55	% *
Mutual Funds/ETF’s — Equity — Large Cap, S&P Index, Equity Income, Balanced	75	% *
Mutual Funds/ETF’s — Equity — Multi & Mid Cap	65	% *
Mutual Funds/ETF’s — Equity — Small Cap, Specialty, Sector, Global & International	55	% *
Master Limited Partnerships	55	% *
Real Estate Investment Trusts	55	% *
Unit Investment Trusts	55	% *
Wells Fargo Market Linked Certificates of Deposit	70	% *†
Wells Fargo Market Linked Notes	70	% *t
	0%

*	However, if Regulation U of the Federal Reserve Board applies then the lesser of the percentage stated or 50% shall be the percentage applied for these assets.
†	In the case of these asset types, the stated percentage is applied to FMV and the resulting amount may not exceed the notional amount.

“Master Limited Partnerships” or “MLP” means limited partner equity interests in limited partnerships with a market capitalization greater than $250 million and which trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Limited partner interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in the term in this context.

“Municipal Bonds” means bonds of state, city, county, municipality and other public entities rated BBB- or higher by Standard & Poor’s and BBB- or higher by Moody’s. “Short Term” Municipal Bonds are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

“Mutual Funds” means investment companies regulated under the Investment Company Act of 1940, except those regulated under Sections 4 and 26, that invest primarily in money markets securities (“Money Market”), short or longer term US government taxable or tax exempt bonds (“US Government”), short or longer term taxable corporate bonds (“Corporate”), short or longer term, insured and single state municipal bonds (“Municipal”), bonds that seek higher returns to compense increased risk of investing in lower rated issuers (“High Yield”), equities of US issuers in particular market capitalization segments (Large Cap, Mid Cap, “Multi Cap” and Small Cap), bonds and/or equities of non-US issuers (“International”) or worldwide including the US issuers (“Global”), or invest by designs to track the performance of the S&P 500 index (“S&P Index”), to provide both current income and growth potential (“Equity Income”), for balanced or allocated portfolios of securities (“Balanced”), for particular sectors of the economy (“Sector”) or for particular specialized traits associated with their investments made (Specialty”), and which have greater than $100,000,000.00 in total assets under management and a minimum fair market value greater than or equal to $4.00 per share except in the case of Money Market Mutual Funds which shall have a minimum fair market value greater than or equal to $1.00. Leveraged mutual funds and inverse or “bear market” mutual funds, non-networked funds, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in the term in this context.

“National Securities Exchange” means those securities exchanges registered with the Securities Exchange Commission from time to time as national securities exchanges in accordance with Section 6 (a) of the Securities Exchange Act of 1934.

“Real Estate Investment Trusts” or “REIT” means real estate investment trust equity interests with a market capitalization greater than $250 million and which trade on a National Securities Exchange, and have done so for at least one year after initial settlement of the public offering of such securities, if the unit value (or per share price) therein is greater than or equal to $10.00. Real estate investment trust interests of value less than $10.00 per unit, newly issued, trading on OTC, Pink Sheets or regional exchanges only, unregistered, unlisted or de-listed, or not publicly traded, and general partner interests of any kind are not included in the term in this context. “Large Cap” REITs are those of an issuer having a market capitalization greater than $10 billion; “Mid Cap” are those with a market capitalization greater than $2 billion but no more than $10 billion; “Small Cap” are those with a market capitalization greater than $1 billion but no more than $2 billion; and “Micro Cap” are those with a market capitalization greater than $250 million but no more than $1 billion.

“Unit Investment Trusts” or “UIT” means investment companies regulated primarily under Sections 4 and 26 of the Investment Company Act of 1940 that are invested primarily in municipal securities or securities of domestic corporations and which have greater than $100,000,000.00 in total assets under management arid a fair market value greater than or equal to $4.00 per share. Leveraged and inverse or “bear market” funds, non-networked funds, funds invested primarily in private equity, private placements, limited partnership interests, or venture capital enterprise, funds organized under the laws of, and/or operated from within, countries other than the United States of America, and face-amount certificate and management companies are not included in the term in this context.

“US Government Obligations” means US Treasury Bills, US Treasury Bonds and Notes, US Government Zero Coupon Bonds, Government National Mortgage Association fixed income securities and U.S. Government sponsored enterprise (Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation, Government National Mortgage Association, Federal Farm Credit Banks, and Federal Agricultural Mortgage Corporation) fixed income securities, “Short Term” US Government Obligations are those with 5 years or less remaining until date of maturity; all others are “Longer Term”.

Wells Fargo Market Linked Certificates of Deposit or “WFMLCD” means a FDIC insured and CUSIP numbered certificates of deposit issued by Wells Fargo Bank, N.A. which provide at maturity the return of the entire original deposit amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity. Market linked certificates of deposit not FDIC insured, lacking a CUSIP number, of issuers other than Wells Fargo Bank, N.A., returning only some portion of the original deposit amount, or subject to liquidation fees or penalties or lock up periods of any kind, are not included in the term in this context.

Wells Fargo Market Linked Notes or “WFMLN” means CUSIP numbered notes issued by Wells Fargo & Company which provide at maturity the return of the entire original principal amount and an interest payment based on performance of a specified market measure during the term thereof, which may be liquidated at any time without penalty or fee, which are not subject to any lock up periods, and which have no more than 96 months remaining until maturity. Market linked notes lacking a CUSIP number, of issuers other than Wells Fargo & Company, returning only a portion of the original principal amount, or subject to liquidation fees or penalties or lock up periods of any kind, are not included in the term in this context.

“Wells Fargo Deposits” means acceptable certificates of deposit and savings accounts of Wells Fargo Bank, National Association, in the Securities Account or otherwise directly pledged as collateral for the Indebtedness. Wells Fargo Command accounts, 7-day CD’s, callable CD’s, demand deposit, money market and uninsured deposit accounts of any kind, brokered and market linked certificates of deposit, and deposits or accounts of any other financial institution are not included in the term in this context.

CONTINUING AGREEMENT; REVOCATION; OBLIGATION UNDER OTHER AGREEMENTS. This is a continuing agreement and all rights, powers and remedies hereunder shall apply to all past, present and future Indebtedness of each of the Obligors to Bank, including that arising under successive transactions which shall either continue the Indebtedness, increase or decrease it, or from time to time create new Indebtedness after all or any prior Indebtedness has been satisfied, and notwithstanding the death, incapacity, dissolution, liquidation or bankruptcy of any of the Obligors or Debtor or any other event or proceeding affecting any of the Obligors or Debtor. As to any of Debtor that are not also an Obligor, this Agreement shall not apply to any new Indebtedness created after actual receipt by Bank of written notice of its revocation as to such new Indebtedness; provided however, that loans or advances made by Bank to any of the Obligors after revocation under commitments existing prior to receipt by Bank of such revocation, and extensions, renewals or modifications, of any kind, of Indebtedness incurred by any of the Obligors or committed by Bank prior to receipt by Bank of such revocation, shall not be considered new Indebtedness. Any such notice must be sent to Bank by registered U.S. mail, postage prepaid, addressed to its office set forth above, or at such other address as Bank shall from time to time designate. The obligations of Debtor hereunder shall be in addition to any obligations of Debtor under any other grants or pledges of security for any liabilities or obligations of any of the Obligors or any other person heretofore or hereafter given to Bank unless said other grants or pledges of security are expressly modified or revoked in writing; and this Agreement shall not, unless expressly herein provided, affect or invalidate any such other grants or pledges of security.

OBLIGATIONS JOINT AND SEVERAL; SEPARATE ACTIONS; WAIVER OF STATUTE OF LIMITATIONS; REINSTATEMENT OF LIABILITY. The obligations hereunder are joint and several and independent of the obligations of Obligors, and a separate action or actions may be brought and prosecuted against Debtor whether action is brought against any of the Obligors or any other person, or whether any of the Obligors or any other person is joined in any such action or actions. Debtor acknowledges that this Agreement is absolute and unconditional, there are no conditions precedent to the effectiveness of this Agreement, and this Agreement is in full force and effect and is binding on Debtor as of the date written below, regardless of whether Bank obtains collateral or any guaranties from others or takes any other action contemplated by Debtor. To the extent permitted by applicable law, Debtor waives the benefit of any statute of limitations affecting Debtor’s liability hereunder or the enforcement thereof, and Debtor agrees that any payment of any Indebtedness or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to Debtor’s liability hereunder. The liability of Debtor hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any Indebtedness secured hereby is rescinded or must be otherwise restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid. The determination as to whether any amount so paid must be rescinded or restored shall be made by Bank in its sole discretion; provided however, that if Bank chooses to contest any such matter at the request of Debtor, Debtor agrees to indemnify and hold Bank harmless from and against all costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection therewith, including without limitation, in any litigation with respect thereto.

OBLIGATIONS OF BANK. Any money received by Bank in respect of the Collateral may be deposited, at Bank’s option, into a non-interest bearing account over which Debtor shall have no control, and the same shall, for all purposes, be deemed Collateral hereunder. Bank shall have no duty to take any steps necessary to preserve the rights of Debtor against prior parties, or to initiate any action to protect against the possibility of a decline in the market value of the Collateral or Proceeds. Bank shall not be obligated to take any actions with respect to the Collateral or Proceeds requested by Debtor unless such request is made in writing and Bank determines, in its sole discretion, that the requested action would not unreasonably jeopardize the value of the Collateral and Proceeds as security for the Indebtedness.

REPRESENTATIONS AND WARRANTIES.

(a) Debtor represents and warrants to Bank that:- (i) Debtor’s legal name is exactly as set forth on the first page and Debtor’s signature line of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Bank are complete and accurate in every respect and Debtor is registered as an organization in good standing under the laws of the jurisdiction set forth therein; (ii) Debtor’s chief executive office (or personal residence, if applicable) is located at the address appearing next to Debtor’s signature line of this Agreement; (iii) Debtor is the owner of the Collateral and Proceeds; (iv) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (v) all Collateral and Proceeds are genuine, free from liens, adverse claims, setoffs, default, prepayment, defenses and conditions precedent of any kind or character, except the lien created hereby or as otherwise agreed to by Bank, or heretofore disclosed by Debtor to Bank, in writing; (vi) all statements contained herein and, where applicable, in the Collateral, are true and complete in all material respects; (vii) no financing statement or control agreement covering any of the Collateral or Proceeds, and naming any secured party other than Bank, exists or is on file in any public office or remains in effect; (viii) no person or entity, other than Debtor, Bank and Intermediary, has any interest in or control over the Collateral; and (ix) specifically with respect to Collateral and Proceeds consisting of investment securities, instruments, chattel paper, documents, contracts, insurance policies or any like property, all persons appearing to be obligated thereon have authority and capacity to contract and are bound as they appear to be, and the same comply with applicable laws concerning form, content and manner of preparation and execution.

(b) Each of Debtor who are not also the Obligor, further represent and warrant to Bank that: (i) the Collateral pledged hereunder is so pledged at Obligors’ request; (ii) Bank has made no representation to Debtor as to the creditworthiness of any of the Obligors; and (iii) Debtor has established adequate means of obtaining from each of the Obligors on a continuing basis financial and other information pertaining to Obligors’ financial condition. Debtor agrees to keep adequately informed from such means of any facts, events or circumstances which might in any way affect Debtor’s risks hereunder, and Debtor further agrees that Bank shall have no obligation to disclose to Debtor any information or material about any of the Obligors which is acquired by Bank in any manner,.

COVENANTS OF DEBTOR.

(a) Debtor agrees in general: (i) to indemnify Bank against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (ii) to permit Bank to exercise its powers; (iii) to execute and deliver such documents as Bank deems necessary to create, perfect and continue the security interests contemplated hereby; (iv) not to change Debtor’s name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Bank prior written notice thereof; (v) not to change the places where Debtor keeps any of the Collateral or Debtor’s records concerning the Collateral and Proceeds without giving Bank prior written notice of the address to which Debtor is moving same ; and (vi) to cooperate with Bank in perfecting all security interests granted herein and in obtaining such agreements from third parties as Bank deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b) Debtor agrees with regard to the Collateral and Proceeds, unless Bank agrees otherwise in writing: (i) that Bank is authorized to file financing statements in the name of Debtor to perfect Bank’s security interest in Collateral and Proceeds; (ii) not to permit any security interest in or lien on the Collateral or Proceeds, except in favor of Bank and except liens in favor of Intermediary to the extent expressly permitted by Bank in writing; (iii) not to hypothecate or permit the transfer by operation of law of any of the Collateral or Proceeds or any interest therein; (iv) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Bank to inspect the same and make copies thereof at any reasonable time; (v) if requested by Bank, to receive and use reasonable diligence to collect Proceeds, in trust and as the property of Bank, and to immediately endorse as appropriate and deliver such Proceeds to Bank daily in the exact form in which they are received together with a collection report in form satisfactory to Bank; (vi) in the event Bank elects to receive payments of Collateral or Proceeds hereunder, to pay all expenses incurred by Bank in connection therewith, including expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; (vii) to provide any service and do any other acts which may be necessary to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims; and (viii) if the Collateral or Proceeds consists of securities and so long as no Event of Default exists, to vote said securities and to give consents, waivers and ratifications with respect thereto, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would impair Bank’s interest in the Collateral and Proceeds or be inconsistent with or violate any provisions of this Agreement. Debtor further agrees that any party now or at any time hereafter authorized by Debtor to advise or otherwise act with respect to the Securities Account shall be subject to all terms and conditions contained herein and in any control, custodial or other similar agreement at any time in effect among Bank, Debtor and Intermediary relating to the Collateral.

POWERS OF BANK. Debtor appoints Bank its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Bank’s officers and employees, or any of them, if an Event of Default exists: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to notify any person obligated on any security, instrument or other document subject to this Agreement of Bank’s rights hereunder; (c) to collect by legal proceedings or otherwise all dividends, interest, principal or other sums now or hereafter payable upon or on account of the Collateral or Proceeds; (d) to enter into any extension, modification, reorganization, deposit, merger or consolidation agreement, or any other agreement relating to or affecting the Collateral or Proceeds, and in connection therewith to deposit or surrender control of the Collateral and Proceeds, to accept other property in exchange for the Collateral and Proceeds, and to do and perform such acts and things as Bank may deem proper, with any money or property received in exchange for the Collateral or Proceeds, at Bank’s option, to be applied to the Indebtedness or held by Bank under this Agreement; (e) to make any compromise or settlement Bank deems desirable or proper in respect of the Collateral and Proceeds; (f) to insure, process and preserve the Collateral and Proceeds; (g) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; and (h) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Bank as necessary, proper at convenient in connection with the preservation, perfection or enforcement of its rights hereunder. To effect the purposes of this Agreement or otherwise upon instructions of Debtor, Bank may cause any Collateral and/or Proceeds to be transferred to Bank’s name or the name of Bank’s nominee, If an Event of Default has occurred and is continuing, any or all Collateral and/or Proceeds consisting of securities may be registered, without notice, in the name of Bank or its nominee, and thereafter Bank or its nominee may exercise, without notice, all voting and corporate rights at any meeting of the shareholders of the issuer thereof, any and all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to such Collateral and/or Proceeds, all as if it were the absolute owner thereof. The foregoing shall include, without limitation, the right of Bank or its nominee to exchange, at its discretion, any and all Collateral and/or Proceeds upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by the issuer thereof or Bank of any right, privilege or option pertaining to any shares of the Collateral and/or Proceeds, and in connection therewith, the right to deposit and deliver any and all of the Collateral and/or Proceeds with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as Bank may determine. All of the foregoing rights, privileges or options may be exercised without liability on the part of Bank or its nominee except to account for property actually received by Bank. Bank shall have no duty to exercise any of the foregoing, or any other rights, privileges or options with respect to the Collateral or Proceeds and shall not be responsible for any failure to do so or delay in so doing. Notwithstanding the foregoing, Bank may exercise the powers described in the following above-listed subdivisions of this paragraph,’ regardless of whether an Event of Default exists: (b) as it relates to giving notice of Bank’s rights; (f); and (h) as it relates to the preservation or perfection of Bank’s rights hereunder; provided however that nothing herein is intended to prevent Bank from exercising powers granted to it by Debtor under any other loan document, agreement relating to the Securities Account or other agreement with Debtor.

DEBTOR’S WAIVERS.

(a) Debtor waives any right to require Bank to: (i) proceed against any of the Obligors or any other person; (ii) marshal assets or proceed against or exhaust any security held from any of the Obligors or any other person; (iii) give notice of the terms, time and place of any public or private sale or other disposition of personal property security held from any of the Obligors or any other person; (iv) take any other action or pursue any other remedy in Bank’s power; (v) make any presentment or demand for performance, or any notices of any kind, including without limitation, any notice of nonpayment or nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration hereunder or in connection with any obligations or evidences of indebtedness held by Bank as security for or which constitute in whole or in part the Indebtedness guaranteed or secured hereunder, or in connection with the creation of new or additional Indebtedness; or (vi) to set off against the Indebtedness the fair value of any real or personal property given as collateral for the Indebtedness.

(b) Debtor waives any defense to its obligations hereunder based upon or arising by reason of: (i) any disability or other defense of any of the Obligors or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the Indebtedness of any of the Obligors or any other person; (iii) any lack of authority of any officer, director, partner, agent or any other person acting or purporting to act on behalf of any of the Obligors which is a corporation, partnership or other type of entity, or any defect in the formation of any such Obligor; (iv) the application by any of the Obligors of the proceeds of any Indebtedness for purposes other than the purposes represented by Obligors to, or intended or understood by, Bank or Debtor; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any of the Obligors or any portion of the Indebtedness by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any of the Obligors; (vi) any impairment of the value of any interest in the Collateral or Proceeds, or any other security for the Indebtedness or any portion thereof, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; (vii) any modification of the Indebtedness, in any form whatsoever, including any modification made after revocation hereof to any Indebtedness incurred prior to such revocation, and including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; or (viii) any requirement that a party to this Agreement give any notice of acceptance of this Agreement. Until all Indebtedness shall have been paid in full, Debtor shall have no right of subrogation, and Debtor waives any right to enforce any remedy which Bank now has or may hereafter have against any of the Obligors or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. Debtor further waives all rights and defenses Debtor may have arising out of (A) any election of remedies by Bank, even though that election of remedies, such as a non judicial foreclosure with respect to any security for any portion of the Indebtedness, destroys Debtor’s rights of subrogation or Debtor’s rights to proceed against any of the Obligors for reimbursement, or (B) any loss of rights Debtor may suffer by reason of any rights, powers or remedies of any of the Obligors in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging Obligors’ Indebtedness, whether by operation of Sections 726, 580a or 580d of the Code of Civil Procedure as from time to time amended, or otherwise, including any rights Debtor may have to a Section 580 fair market value hearing to determine the size of a deficiency credit with respect to any deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness.

AUTHORIZATIONS TO BANK. Debtor authorizes Bank either before or after revocation hereof, without notice to or demand on Debtor, and without affecting Debtor’s liability hereunder, from time to time to: (a) alter, compromise, renew, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the Indebtedness or any portion thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security, other than the Collateral and Proceeds, for the payment of the Indebtedness or any portion thereof, and exchange, enforce, waive, subordinate or release the Collateral and Proceeds, or any part thereof, or any such other security; (c) apply the Collateral and Proceeds or such other security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage or deed of trust, as Bank in its discretion may determine; (d) release or substitute any one or more of the endorsers or guarantors of the Indebtedness, or any portion thereof, or any other party thereto; and (e) apply payments received by Bank from any of the Obligors to any Indebtedness of any of the Obligors to Bank, in such order as Bank shall determine in its sole discretion, whether or not such Indebtedness is covered by this Agreement, and Debtor hereby waives any provision of law regarding application of payments which specifies otherwise. Bank may without notice assign this Agreement in whole or in part.

PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, prior to delinquency, all insurance premiums, taxes, charges, liens and assessments against the Collateral and Proceeds, and upon the failure of Debtor to do so, Bank at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Bank shall be obligations of Debtor to Bank, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of this Agreement, shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement.

EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Agreement: (a) any defined event of default under any contract or instrument evidencing any Indebtedness secured hereby, including without limitation any loan agreement relating to or executed in connection with any Indebtedness secured hereby; (b) any default in the payment or performance of any obligation under any control, custodial or other similar agreement in effect among Bank, Debtor and Intermediary relating to the Collateral, and such default is not cured within any cure period applicable thereto; (c) any representation or warranty made by Debtor herein shall prove to be incorrect, false or misleading in any material respect when made; (d) Debtor shall fail to observe or perform any obligation or agreement contained herein and such failure is not cured within any cure period applicable thereto; and (e) any impairment of any rights of Bank in any Collateral or Proceeds, or any attachment or like levy on any Collateral or Proceeds, and such impairment, attachment or levy is not cured within any cure period applicable thereto.

REMEDIES. Upon the occurrence of any Event of Default (which is not cured within any cure period applicable thereto), Bank shall have and may exercise without demand any and all rights, powers, privileges and remedies granted to a secured party upon default under the California Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact Intermediary and to instruct Intermediary to deliver all Collateral and/or Proceeds directly to Bank, and (b) to sell, lease, license or otherwise dispose of any or all Collateral and to give such withdrawal and/or redemption notices as may be required with respect to any of the Collateral. All rights, powers, privileges and remedies of Bank shall be cumulative. No delay, failure or discontinuance of Bank in exercising any right, power, privilege or remedy hereunder shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Bank of any default hereunder, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. It is agreed that public or private sales or other disposition, for cash or on credit, to a wholesaler or retailer or investor, or user of property of the types subject to this Agreement, or public auctions, are all commercially reasonable since differences in the prices generally realized in the different kinds of dispositions are ordinarily offset by the differences in the costs and credit risks of such dispositions. While an Event of Default exists: (a) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Bank; (b) Bank may appropriate the Collateral and apply all Proceeds toward repayment of the Indebtedness in such order as Bank may from time to time elect; (c) Bank may take any action with respect to the Collateral contemplated by any control, custodial or other similar agreement then in effect among Bank, Debtor and Intermediary; and (d) at Bank’s request, Debtor will assemble and deliver all Collateral, and books and records pertaining to the Collateral or Proceeds to Bank at a reasonably convenient place designated by Bank. For any Collateral or Proceeds consisting of securities, Bank shall be under no obligation to delay a sale or other disposition of any portion thereof for the period of time necessary to permit the issuer thereof to register such securities for public sale under any applicable state or federal law, even if the issuer thereof would agree to do so. Debtor further agrees that Bank shall have no obligation to process or prepare any Collateral for sale or other disposition.

DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Bank may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Bank to the payment of expenses incurred by Bank in connection with the foregoing, including reasonable attorneys’ fees, and the balance of such proceeds may be applied by Bank toward the payment of the Indebtedness in such order of application as Bank may from time to time elect. Upon the transfer of all or any part of the Indebtedness, Bank may transfer all or any part of the Collateral or Proceeds and shall be fully discharged thereafter from all liability and responsibility with respect to any of the foregoing so transferred, and the transferee shall be vested with all rights and powers of Bank hereunder with respect to any of the foregoing so transferred; but with respect to any Collateral or Proceeds not so transferred, Bank shall retain all rights, powers, privileges and remedies herein given.

NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Bank at the address specified above and to Debtor at the address of its chief executive office (or principal residence, if applicable) specified below or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Bank within twenty (20) days of written demand by Bank (which demand shall include a reasonably detailed summary of the amounts which are the subject thereof) the full amount of all reasonable payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (excluding allocated costs of Bank’s in-house counsel), incurred by Bank in connection with (a) the perfection and preservation of the Collateral or Bank’s interest therein, and (b) the realization, enforcement and exercise of any right, power, privilege or remedy conferred by this Agreement, whether or not suit is brought or foreclosure is commenced, and if suit is brought whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Debtor or in any way affecting any of the Collateral or Bank’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or the Prime rate in effect from time to time. Notwithstanding anything herein to the contrary, the prevailing party in any action to enforce this Agreement shall be entitled to recover from the non-prevailing party in such action all reasonable costs and expenses, including without limitation reasonable attorneys’ fees, expended or incurred by the prevailing party in such action.

SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Debtor may not assign or transfer any of its interests or rights hereunder without Bank’s prior written consent. Debtor acknowledges that Bank has the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, any Indebtedness of Obligors to Bank and any obligations with respect thereto, including this Agreement. In connection therewith, Bank may disclose all documents and information which Bank now has or hereafter acquires relating to Debtor and/or this Agreement, whether furnished by Obligors, Debtor or otherwise. Debtor further agrees that Bank may disclose such documents and information to Obligors.

AMENDMENT. This Agreement may be amended or modified only in writing signed by Bank and Debtor.

APPLICATION OF SINGULAR AND PLURAL. In all cases where there is but a single Obligor, then all words used herein in the plural shall be deemed to have been used in the singular where the context and construction so require; and when there is more than one Obligor named herein or when this Agreement is executed by more than one Debtor, the word “Obligors” and the word “Debtor” respectively shall mean all or any one or more of them as the context requires. If Obligor is a signator of this Agreement, the word “Obligor” includes “Debtor”, and the word “Debtor” includes “Obligor”, as the context may require.

SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, whether made before the institution of a judicial proceeding or not more than 60 days after service of a complaint, third party complaint, cross-claim, counterclaim or any answer thereto or any amendment to any of the above, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii), and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California and in either case, with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed this Agreement or any other contract, instrument or document relating to any Indebtedness, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g) Payment of Arbitration Costs and Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

PFENEX, INC.,
a DE corporation

By:	/s/ Betrand Liang
Betrand Liang,
Chief Executive Officer

Address:

10790 Roselle Street
San Diego, CA 92121
Fax No.: 858.352.4339

AMENDMENT TO SECURITY AGREEMENT SPECIFIC RIGHTS TO PAYMENT

THIS AMENDMENT TO SECURITY AGREEMENT SPECIFIC RIGHTS TO PAYMENT (this “Amendment”) is entered into as of June 24, 2013, by and between PFENEX INC. (“Debtor), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Debtor executed and delivered to Bank that certain Security Agreement Specific Rights to Payment dated as of April 2, 2012 (the “Security Agreement”);

WHEREAS, Debtor and Bank have agreed to certain changes in the terms and conditions set forth in the Security Agreement and have agreed to amend the Security Agreement to reflect said changes;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Security Agreement shall be amended as follows:

In paragraph 2, the first sentence is hereby deleted and replaced by the following:

“The obligations secured hereby are the payment and performance of: (a) all present and future Indebtedness of Debtor to Bank under, relating to, or in connection with, that certain Revolving Line of Credit Note dated May 1, 2012, in the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000.00), executed by Debtor in favor of Bank, and all extensions, renewals or modifications thereof, and restatements or substitutions therefor; and (b) all obligations of Debtor and rights of Bank under this Agreement.”

Except as specifically provided herein, all terms and conditions of the Security Agreement remain in full force and effect, without waiver or modification.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

PFENEX, INC.		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Betrand Liang	By:	/s/ Linda K. Schneider
	Betrand Liang, Chief Executive Officer		Linda K. Schneider, Relationship Manager